Exhibit 99.1

Deluxe Corporation P.O. Box 64235
St. Paul, MN 55164-0235 (651)483-7111

NEWS RELEASE

For additional information: Stuart Alexander Vice President Investor Relations (651)483-7358 Douglas J. Treff Senior Vice President Chief Financial Officer (651)787-1587

October 16, 2003

DELUXE REPORTS THIRD QUARTER RESULTS

St. Paul, Minn. — Deluxe Corporation (NYSE: DLX), the nation’s leading check printing company, reported third quarter diluted earnings per share (EPS) of $1.09 on net income of $58.2 million. Diluted earnings per share and net income for the third quarter in 2002 were $.83 and $52.7 million, respectively.

“As expected, new business gains resulted in improved unit volume in the third quarter as compared to the first half of 2003,” said Lawrence J. Mosner, chairman and CEO of Deluxe Corporation. “At the same time, increased competitive pricing negatively impacted our revenue per unit. We did, however, continue to manage costs aggressively which resulted in an improvement in operating income for the third quarter.”

Third Quarter Performance
Deluxe’s third quarter net income was $58.2 million, compared to $52.7 million during the same quarter in 2002. EPS was $1.09 per diluted share compared to $.83 for the same period a year ago. EPS was positively impacted $.02 due to share repurchase activity since June 30, 2003, and $.17 due to the net impact of share repurchases made during the past 12 months. Additionally, third quarter results were positively impacted by $7.3 million due to the expiration of certain income tax periods and completion of tax audits.

Revenue decreased 1.5 percent to $314.9 million in the third quarter, from $319.8 million during the same quarter a year ago. The decrease in revenue was due to a 0.9 percent decline in revenue per unit and a 0.6 percent decline in unit volume.

Gross margin was 66.3 percent of revenue for the quarter, the same as in 2002. The lower unit volume and revenue per unit were offset by productivity improvements and cost management.

Selling, general and administrative expense (SG&A) as a percentage of revenue was 38.4 percent, compared to 39.0 percent in 2002. SG&A declined $3.9 million for the quarter, primarily due to lower employee costs and discretionary spending in response to the challenging business and economic environments.

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As a result, operating income increased 1.4 percent to $87.7 million in the third quarter, from $86.5 million last year. Operating margin improved to 27.9 percent of revenue, compared to 27.1 percent last year.

Interest expense increased to $4.9 million for the quarter, compared to $1.2 million in 2002, due to higher interest rates and debt levels. The majority of the increase in interest expense was due to the December 2002 issuance of $300.0 million of 10-year senior, unsecured notes with an interest rate of 5.0 percent. Also, in September 2003, the Company issued $50.0 million of medium-term notes that will mature in September 2006 at an interest rate of 2.75 percent.

Year-to-Date Performance
For the first nine months of 2003, net income decreased 5.4 percent to $153.1 million, compared to net income of $161.9 million during the same period a year ago. Earnings per share for the first nine months of 2003 increased to $2.71 diluted per share, compared to $2.53 diluted per share in 2002, due primarily to fewer shares outstanding.

Revenue was $941.6 million for the first nine months of the year, compared to $977.1 million a year ago. The 3.6 percent decrease in revenue was due to a unit decline of 4.7 percent, partially offset by an increase in revenue per unit of 1.1 percent.

Gross margin decreased to 65.7 percent of revenue for the first nine months of 2003, compared to 66.1 percent in 2002. The change was due to lower unit volume, partially offset by the increase in revenue per unit.

SG&A for the first nine months of 2003 was 39.1 percent of revenue, the same as the first nine months of 2002. SG&A declined $12.9 million, however, due to lower employee costs and discretionary spending in response to the current business environment and reduced advertising expense in our Direct Checks segment.

As a result, operating margin was 26.6 percent of revenue for the first nine months of the year, compared to 27.0 percent of revenue a year ago.

Interest expense increased to $14.2 million for the first nine months of the year, compared to $3.3 million in 2002 due to higher interest rates and debt levels.

Business Outlook
Deluxe indicated that it now anticipates fourth quarter diluted EPS to be in the range of $.72 to $.76 per share, and full-year results to reach approximately $3.45 per share. The fourth quarter estimate includes approximately $5 million of severance expense, but excludes the impact of additional share repurchases subsequent to September 30, 2003. This compares to EPS of $.84 and $3.36 for the fourth quarter and full year 2002, respectively.

“Our previous guidance was based on our intent to not only retain existing clients, but also aggressively acquire new business in our Financial Services segment by providing financial institutions with greater value,” said Mosner. “This desire to increase our share, along with the very successful introduction of DeluxeSelectSM, caused competitors to defend their positions with aggressive pricing offers. As a result, product discounts have been rising, pressuring revenue per unit across the industry. Discounting accelerated as many accounts came up for

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bid in a compressed timeframe, and suppliers began to renew contracts early to reduce potential future losses.” Mosner added, “The bidding process seemed to take on a momentum of its own.

“Therefore, we will increase our focus on what we do best—offer value-added products and services through customer-centric relationships, and pursue those clients who find value in this approach. Having the lowest price has never been what Deluxe is about. After all, we have the highest quality, broadest product offerings, and the best check management programs in the industry.”

Mosner concluded, “To better align our cost structure to the realities of the marketplace, we will continue to manage our costs aggressively. In fact, we will be consolidating two additional manufacturing plants and further reducing SG&A expense.”

Third Quarter Segment Performance
Deluxe operates three business segments: Financial Services, which sells checks, related products and check merchandising services to financial institutions; Direct Checks, which sells checks and related products directly to consumers through direct mail and the Internet; and Business Services, which sells checks, forms and related products to small businesses and home offices through financial institution referrals, business alliances and via direct mail and the Internet.

Financial Services’ revenue decreased 6.8 percent to $176.3 million for the quarter, from $189.2 million in 2002. Operating income for the quarter decreased 11.8 percent to $41.0 million, from $46.5 million in 2002. The decreases were primarily the result of the heightened pricing pressure discussed above.

Direct Checks’ revenue decreased 1.1 percent to $75.1 million for the quarter, from $75.9 million in 2002. Operating income for the quarter increased 12.1 percent to $24.1 million, from $21.5 million in 2002. Revenue decreased due to lower unit volume and operating income increased as a result of higher revenue per unit and productivity improvements.

Business Services’ revenue increased 16.1 percent to $63.5 million for the quarter, from $54.7 million in 2002. Operating income for the quarter increased 22.2 percent to $22.6 million, from $18.5 million in 2002. Revenue and operating income were favorably impacted by new business and increased revenue per unit.

Share Repurchase Program
As of September 30, 2003, Deluxe had completed the 12 million share repurchase program authorized by its board of directors on August 5, 2002 and purchased 0.1 million shares under a 10 million share repurchase authorization approved by its board of directors on August 6, 2003. The Company repurchased 2.7 million shares during the third quarter. As of October 15, 2003, the Company had repurchased 0.6 million shares under the 10 million share authorization.

Conference Call Information
Deluxe will hold an open-access teleconference call today at 11:00 a.m. EDT (10:00 a.m. CDT) to review the quarter’s financial results. All interested persons may listen to the call by dialing 612-338-9017. The presentation also will be available via a simultaneous web cast at

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www.deluxe.com. A replay of the call will be available on Deluxe’s web site until midnight on October 31, or by calling 320-365-3844 (access code 701906).

October 23, 2003 Investor Conference
Deluxe management will be presenting at the Northland Securities Investor Conference in Minneapolis on Thursday, October 23, 2003 at 1:50 p.m. CDT. The conference is being held at the Radisson Hotel. Deluxe’s presentation will be web cast live and a replay of the presentation also will be available on Deluxe’s web site.

About Deluxe
Deluxe Corporation provides personal and business checks, business forms, labels, personalized self-inking stamps, fraud prevention services and customer retention programs to banks, credit unions, financial services companies, consumers and small businesses. The Deluxe group of businesses reaches clients and customers through a number of distribution channels: the Internet, direct mail, the telephone and a nationwide sales force. Since its beginning in 1915, Deluxe Corporation has been instrumental in shaping the U.S. payments industry. More information about Deluxe can be found at www.deluxe.com.

Forward-looking Statements
Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements”within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; the impact of governmental laws and regulations; and competitive factors. In addition, the Company’s stock repurchase activities are subject to certain pricing restrictions, stock market forces, management discretion and various regulatory requirements. As a result, there can be no assurance as to the timing and/or amount of shares that the Company may repurchase under its stock repurchase program. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-Q for the quarter ended June 30, 2003.

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DELUXE CORPORATION STATEMENTS OF INCOME (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS) (Unaudited)

	Third Quarter 2003		Third Quarter 2002
Revenue	$314.9		$319.8
Cost of goods sold	106.0	33.7%	107.8	33.7%

Gross Profit	208.9	66.3%	212.0	66.3%
Selling, general and administrative expense	120.9	38.4%	124.8	39.0%
Asset impairment and net disposition losses	0.3	—	0.7	0.2%

Operating Income	87.7	27.9%	86.5	27.1%
Other expense	(0.5)	(0.2%)	(0.4)	(0.1%)

Earnings Before Interest and Taxes	87.2	27.7%	86.1	27.0%
Interest expense	(4.9)	(1.5%)	(1.2)	(0.4%)
Interest income	0.1	—	0.1	—

Income Before Income Taxes	82.4	26.2%	85.0	26.6%
Provision for income taxes	24.2	7.7%	32.3	10.1%

Net Income	$58.2	18.5%	$52.7	16.5%

Average Diluted Shares Outstanding	53,470,761		63,081,530
Net Income per Share:
Basic	$1.10		$0.85
Diluted	$1.09		$0.83
Capital Expenditures	$5.4		$9.4
Depreciation and Amortization Expense	$14.8		$14.5
EBITDA*	$102.0		$100.6
Number of Employees	5,960		6,120

*	EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP). We disclose EBITDA because it can be used to analyze profitability between companies and industries by eliminating the effects of financing (i.e., interest) and capital investments (i.e., depreciation and amortization). We continually evaluate EBITDA, as we believe that an increasing EBITDA depicts increased ability to attract financing and increases the valuation of our business. We do not consider EBITDA to be a substitute for performance measures calculated in accordance with GAAP. Instead, we believe that EBITDA is a useful performance measure which should be considered in addition to those measures reported in accordance with GAAP. EBITDA is derived from net income as follows:

	Third Quarter
	2003	2002
Net income	$58.2	$52.7
Provision for income taxes	24.2	32.3
Interest expense, net	4.8	1.1
Depreciation and amortization	14.8	14.5

EBITDA	$102.0	$100.6

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DELUXE CORPORATION STATEMENTS OF INCOME (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS) (Unaudited)

	Nine Months Ended September 30, 2003		Nine Months Ended September 30, 2002
Revenue	$941.6		$977.1
Cost of goods sold	322.5	34.3%	331.4	33.9%

Gross Profit	619.1	65.7%	645.7	66.1%
Selling, general and administrative expense	368.8	39.1%	381.7	39.1%
Asset impairment and net disposition losses	0.1	—	—	—

Operating Income	250.2	26.6%	264.0	27.0%
Other (expense) income	(0.9)	(0.1%)	0.2	—

Earnings Before Interest and Taxes	249.3	26.5%	264.2	27.0%
Interest expense	(14.2)	(1.5%)	(3.3)	(0.3%)
Interest income	0.3	—	0.3	—

Income Before Income Taxes	235.4	25.0%	261.2	26.7%
Provision for income taxes	82.3	8.7%	99.3	10.1%

Net Income	$153.1	16.3%	$161.9	16.6%

Average Diluted Shares Outstanding	56,518,794		64,112,218
Net Income per Share:
Basic	$2.74		$2.56
Diluted	$2.71		$2.53
Capital Expenditures	$15.7		$26.6
Depreciation and Amortization Expense	$44.1		$43.8
EBITDA*	$293.4		$308.0
Number of Employees	5,960		6,120

*	EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP). We disclose EBITDA because it can be used to analyze profitability between companies and industries by eliminating the effects of financing (i.e., interest) and capital investments (i.e., depreciation and amortization). We continually evaluate EBITDA, as we believe that an increasing EBITDA depicts increased ability to attract financing and increases the valuation of our business. We do not consider EBITDA to be a substitute for performance measures calculated in accordance with GAAP. Instead, we believe that EBITDA is a useful performance measure which should be considered in addition to those measures reported in accordance with GAAP. EBITDA is derived from net income as follows:

	Nine Months Ended September 30,
	2003	2002
Net income	$153.1	$161.9
Provision for income taxes	82.3	99.3
Interest expense, net	13.9	3.0
Depreciation and amortization	44.1	43.8

EBITDA	$293.4	$308.0

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DELUXE CORPORATION CONDENSED BALANCE SHEETS (DOLLARS IN MILLIONS) (Unaudited)

	September 30, 2003	December 31, 2002	September 30, 2002
Cash and cash equivalents	$3.4	$124.9	$2.3
Other current assets	79.7	74.8	91.8
Property, plant & equipment – net	128.4	140.0	140.5
Intangibles – net	88.1	106.0	107.0
Goodwill	82.2	82.2	82.2
Other long-term assets	176.1	141.1	133.5

Total assets	$557.9	$669.0	$557.3

Short-term debt & current portion of
long-term debt	$201.3	$1.6	$191.4
Other current liabilities	191.6	213.2	224.5
Long-term debt	355.8	306.6	8.9
Deferred income taxes	50.0	54.5	39.1
Other long-term liabilities	30.4	28.8	33.3
Shareholders' (deficit) equity	(271.2)	64.3	60.1

Total liabilities and shareholders'
(deficit) equity	$557.9	$669.0	$557.3

Shares outstanding	51,284,658	61,445,894	61,944,284

CONDENSED STATEMENTS OF CASH FLOWS (DOLLARS IN MILLIONS) (Unaudited)

	Nine Months Ended September 30, 2003	Nine Months Ended September 30, 2002
Cash provided by (used by):
Operating activities	$150.9	$177.7
Investing activities:
Purchases of capital assets	(15.7)	(26.6)
Other	(0.8)	(3.3)

Total investing activities	(16.5)	(29.9)

Financing activities:
Shares repurchased	(453.2)	(147.0)
Dividends	(61.8)	(70.1)
Shares issued under employee plans	17.3	28.6
Net change in debt	241.8	33.4

Total financing activities	(255.9)	(155.1)

Net decrease in cash	(121.5)	(7.3)
Cash and cash equivalents:
Beginning of period	124.9	9.6

End of period	$3.4	$2.3

Free cash flow*	$73.4	$81.0

*	Free cash flow is not a measure of financial performance under generally accepted accounting principles (GAAP). We monitor free cash flow on an on-going basis, as it measures the amount of cash generated from our operating performance after investment initiatives and the payment of dividends. It represents the amount of cash available for interest payments, debt service, general corporate purposes and strategic initiatives. We do not consider free cash flow to be a substitute for performance measures calculated in accordance with GAAP.
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Instead, we believe that free cash flow is a useful liquidity measure which should be considered in addition to those measures reported in accordance with GAAP. Free cash flow is derived from net cash provided by operating activities as follows:

	Nine Months Ended September 30,
	2003	2002
Net cash provided by operating activities	$150.9	$177.7
Purchases of capital assets	(15.7)	(26.6)
Cash dividends paid to shareholders	(61.8)	(70.1)

Free cash flow	$73.4	$81.0

DELUXE CORPORATION SEGMENT INFORMATION (DOLLARS IN MILLIONS) (Unaudited)

	Third Quarter 2003	Third Quarter 2002
Revenue:
Financial Services	$176.3	$189.2
Direct Checks	75.1	75.9
Business Services	63.5	54.7

Total	$314.9	$319.8

Operating income:
Financial Services	$41.0	$46.5
Direct Checks	24.1	21.5
Business Services	22.6	18.5

Total	$87.7	$86.5

	Nine Months Ended September 30, 2003	Nine Months Ended September 30, 2002
Revenue:
Financial Services	$527.1	$578.0
Direct Checks	231.6	236.7
Business Services	182.9	162.4

Total	$941.6	$977.1

Operating income:
Financial Services	$114.0	$147.3
Direct Checks	78.7	64.7
Business Services	57.5	52.0

Total	$250.2	$264.0

The segment information reported here was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2002.

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